Exhibit 99.1

NextCure Announces Closing of $21.5 Million PIPE Financing in Advance of First Half 2026 Phase 1 POC Data Readouts

–	Extends cash runway into first half of 2027, beyond planned first half of 2026 proof of concept (“POC”) data readouts of SIM0505 (CDH6 ADC) and LNCB74 (B7-H4 ADC)
–	Led by Ikarian Capital, Squadron Capital Management, Affinity Healthcare Fund, and Exome Asset Management in a private placement of common stock priced at the market

BELTSVILLE, Md. – November 17, 2025 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to developing novel therapies to treat cancer, today announced the closing of its previously announced private placement in public equity (“PIPE”). The PIPE was led by Ikarian Capital, Squadron Capital Management, Affinity Healthcare Fund, LP, and Exome Asset Management, with participation from other healthcare focused funds, for total gross proceeds of approximately $21.5 million.

NextCure sold and issued an aggregate of 708,428 shares of common stock (“Common Stock”) at the market purchase price of $8.52 per share, and pre-funded warrants (“Pre-Funded Warrants”) to purchase up to an aggregate of 1,815,049 shares of Common Stock at a purchase price of $8.519 per Pre-Funded Warrant (each with a nominal exercise price of $0.001 per share for exercise of the warrant) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

NextCure intends to use the net proceeds from the offering for general working capital needs, extending the company’s cash runway into the first half of 2027, which is beyond the planned first half of 2026, proof of concept data readouts of its two antibody drug conjugate (ADC) programs, SIM0505 (CDH6 ADC) and LNCB74 (B7-H4 ADC).

The securities sold in the private placement have not been registered under the Securities Act, or any state or other applicable jurisdiction's securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions' securities laws. In connection with the private placement, NextCure and the investors entered into a registration rights agreement pursuant to which NextCure will file a registration statement (the "Resale Registration Statement") with the U.S. Securities and Exchange Commission (the "SEC") registering the resale of the securities sold in the private placement. Any offering of the securities sold in the private placement under the Resale Registration Statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company that is focused on advancing innovative medicines that treat cancer patients that do not respond to, or have disease progression on, current therapies, through the use of targeted therapies including antibody-drug conjugates. We focus on advancing therapies that leverage our core strengths in understanding biological pathways and biomarkers, the interactions of cells, including in the tumor microenvironment, and the role each interaction plays in a biologic response. Please visit www.nextcure.com for more information.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to statements related to the completion of the offering, the intended use of proceeds therefrom, funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our therapies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: market and other conditions, positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; NextCure’s ability to maintain listing of its common stock on the Nasdaq Global Select Market; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com